November 16, 2001

VIA HAND DELIVERY

Mike Emley

Dear Mike:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Pharsight Corporation (the “Company”) is offering to you to aid in your employment transition.

1.     Resignation.  You have tendered your resignation to the Company, which it hereby accepts.  Your employment resignation date will be November 30, 2001(the “Separation Date”).

2.     Accrued Salary and Paid Time Off.  On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation, earned through the Separation Date, less standard payroll deductions and withholdings.  You are entitled to these payments regardless of whether you sign this Agreement.

3.     Severance Benefits.  Although the Company has no policy or procedure for providing severance benefits, if you accept this Agreement, the Company will make severance payments to you in the amount of your base salary in effect as of the Separation Date for four (4) months following the Separation Date (the “Initial Severance Period”).  You will also be eligible for sales commissions according to the Pharsight Sales plan for the months of November and December 2001.   In addition, the Company will make severance payments to you in the amount of your base salary in effect as of the Separation Date for up to an additional two (2) months (the “Additional Severance Period”) following the end of the Initial Severance Period, if you have not obtained other employment by that time.  The Company’s obligation to make severance payments during the Additional Severance Period ceases immediately and in full upon your commencement of new employment.  Therefore, you hereby agree to notify the Company as soon as you obtain new employment, if such employment will commence during the Initial Severance Period or the Additional Severance Period.  The severance payments will be made on the Company’s ordinary payroll dates, and will be subject to standard payroll deductions and withholdings.  Notwithstanding the above, the Company’s obligation to make any severance payments, during both the Initial Severance Period and the Additional Severance Period, will cease immediately if you refuse to fulfill your obligations under this Agreement or materially breach this Agreement in any other respect

4.     Health Insurance.  Your group health insurance coverage will continue until your separation date, November 30, 2001.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after

November 30, 2001.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.  If you timely elect continued coverage under COBRA, the Company, as part of this Agreement and as an additional severance benefit, will reimburse you for your COBRA premiums during the Initial Severance Period and the Additional Severance Period.  The Company’s obligation to reimburse you will cease immediately if either of the following occurs:  (a) you refuse to fulfill your obligations under this Agreement or materially breach this Agreement in any other respect; or (b) you become eligible for other health insurance benefits at the expense of a new employer.  You agree to notify the Company immediately, in writing, of the availability of health insurance upon your acceptance of new employment.

5.     Stock Options. Accelerated Vesting of Stock Option Grant.  The shares in your stock option grant #OP-105, dated June 18, 1999, which were granted under the 1997 stock option plan, and that are unvested as of the Separation Date, will be subject to accelerated vesting, so that your stock option grant will be fully exercisable effective as of the Separation Date.  You will be able to exercise your vested shares within ninety (90) days after the Separation Date in accordance with the terms of your stock option grant.

6.     Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, vesting, severance or benefits after the Separation Date.

7.     Expense Reimbursements.  You agree that, by the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practices.

8.     Return of Company Property.  You agree to return to the Company, no later than the Separation Date, all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, cellular phones, etc.), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).  Your timely return of all Company property is a condition precedent to the Company’s payment of any severance payments.

9.     Proprietary Information Obligations.  You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

10.  Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former employee, consultant or independent contractor of the Company.

11.  Duty Of Cooperation.  During the Initial and Additional Severance Periods, you agree to reasonably cooperate with the Company’s requests for information or assistance in transitioning activities, if any.  You and the Company agree that if you fail to comply with this Section, or if you materially breach this Agreement in some other respect, the Company’s obligation to provide you with the severance payments and other benefits provided in this Agreement will immediately cease.

12.  Nondisparagement.  Both you and the Company agree not to disparage the other party, and you further agree not to disparage the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

13.  Release of Claims.  In exchange for the payments and other consideration under this Agreement to which you would not otherwise be entitled, you hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date hereof, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, state, local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; California Labor Code section 132a, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; harassment; emotional distress; and breach of the implied covenant of good faith and fair dealing.  You represent that you have no lawsuits, claims or actions pending in your name or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.  You agree that in the event you bring a claim covered by this release in which you seek damages against the Company or in the event you seek to recover against the Company in any claim brought by a governmental agency on your behalf, this Agreement shall serve as a complete defense to such claims.

14.  Section 1542 Waiver.  In granting the release herein, you acknowledge that you understand that you are waiving the benefit of any provision of law in any jurisdiction to the following effect:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

(California Civil Code Section 1542.)

You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted in this Agreement.

15.  Miscellaneous.  This Agreement, including Exhibits A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matters.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

The Company’s offer to enter into this Agreement will expire if you do not accept it on or by November 21, 2001.

If this Agreement is acceptable to you, please sign below and return the original to me.  I wish you good luck in your future endeavors.

Sincerely,

Pharsight Corporation

By:__________________________________
Art Reidel
President and Chief Executive Officer

I have read, understand and agree fully to the foregoing Agreement.

Mike Emley	Date

Exhibit A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT